                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-69861

                                   PROSPECTUS

                                 7TH LEVEL, INC.

                               2,416,667 SHARES OF
                                  COMMON STOCK

     We are furnishing this document to you to allow Fletcher International Limited to sell up to 2,416,667 shares of our common stock. Fletcher may sell these shares from time to time in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions.

     Our common stock is quoted on the Nasdaq National Market under the symbol "SEVL". On May 4, 1999, the closing price of our common stock as reported by the Nasdaq National Market was $6.25 per share.

     WE URGE YOU TO READ CAREFULLY THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 WHERE WE DESCRIBE SPECIFIC RISKS ASSOCIATED WITH 7TH LEVEL AND THESE SECURITIES BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this Prospectus is May 5, 1999.

                                 7TH LEVEL, INC.

BUSINESS STRATEGY AND STRATEGIC DIRECTION

     Our goal is to become the world's leading provider of Internet and network delivered learning, education, and enhanced communications. Our mission is to provide our customers, including consumers, corporations, government agencies and educational organizations, with a complete solution for learning, education and enhanced communications.

We have created or licensed over 200 tutorial titles. The subject matter of the tutorials includes the following:

o    Desktop applications including Windows 98 and Microsoft Office 97
o    Courses to prepare for Microsoft Certification
o    Programming courses including Visual Basic and HTML
o    Business skills including time management and interviewing skills

     CONSUMER - TUTORIALS.COM

     We market interactive multimedia tutorials to consumers on the Internet through our TUTORIALS.COM web site. Users of TUTORIALS.COM can choose from a variety of titles covering a wide range of subjects, including desktop application software, computer programming and English as a second language. This online library is targeted to both the mass consumer audience who frequently use the Internet as well as the large and growing segment of work at home professionals and students who demand instantaneous results. Our goal is to be universal so that TUTORIALS.COM is linked to numerous of web sites and searches for "tutorials" will always link to TUTORIALS.COM. We own the domain name "TUTORIALS.COM" and are penetrating this market through the following channels:

o Vertical Portal - We have and are continuing to enter into revenue sharing arrangements with widely recognized, branded web sites or portals. TUTORIALS.COM is an educational content provider benefitting from that site's local traffic. To date, an anchor tenant contract with AOL represents our most widely recognized relationship.

o PC Manufacturers - We have and are continuing to enter into revenue sharing arrangements with PC manufacturers. Under these arrangements, an icon on the desktop links directly to TUTORIALS.COM. We have entered into a contract with Gateway 2000, Inc. which is our first step toward this objective.

o Affiliates Program - We have and are continuing to extend our market presence through our Affiliates Program, which enables associated web sites to make our products available to their audiences. We have entered into an agreement with GeoCities, in which we are among the first 16 merchants to be exposed to its 3.5 million website owners. Within the first two weeks, over 8,000 web sites applied to join our Affiliates Program. We have also entered into an agreement with Linkshare, which specializes in building affiliate programs and provides us with access to over 65,000 web sites.

o Destination Site - We are marketing TUTORIALS.COm as a destination website through a comprehensive marketing strategy designed to strengthen the TUTORIALS.COM brand name, increase customer traffic to the TUTORIALS.COM website, build customer loyalty, encourage repeat purchases, and develop incremental revenue opportunities.

     CORPORATIONS AND OTHER ORGANIZATIONS - LEARNING UNIVERSITY, STREAMMAKER AND AGENT7

Our solutions for corporations and other organizations consist primarily of the following products and services:

o    Learning University(TM)

o    StreamMaker(TM) and custom tutorial creation and conversion

o    Agent7(TM) and custom character creation

LEARNING UNIVERSITY - Learning University(TM) 2.8, the current version of LU, is an interactive education and learning web site that we maintain for our customers. LU includes tutorials, administration, reporting and e-commerce capabilities. LU provides a cost effective, value added service that we believe is superior to that which an organization can deliver on its own. Our customers can offer training to their employees, across a computer network, corporate intranet or the Internet. LU allows each customer and its employees to tailor training to their individual needs. LU enables users to practice and test skills as they learn utilizing simulation technologies to practice many of the concepts introduced. After the completion of each course, users can print a completion certificate indicating that they have successfully met all of the requirements of the course. Users of LU can choose from a variety of titles covering a wide range of subjects, including desktop application software, computer programming and business skills.

STREAMMAKER - StreamMaker(TM) 4.3, the current version of our authoring tool, utilizes patent pending technology to produce fully synchronized, interactive, CD-ROM quality multimedia streams that can be delivered through computer network connections, including a 28.8 modem connection, without download. The benefits of StreamMaker include:

o    A proprietary method for graphics compression
o A patent pending technology which ensures that the elements of a multimedia production including audio, graphics, animation, video and text are synchronized
o    The ability to develop interactive streams
o    A design which facilitates integration with other technologies

To date, we have licensed StreamMaker to several companies including IBM and Intuit.

CUSTOM TUTORIAL CREATION AND CONVERSION - We use StreamMaker to stream or create "7thStreet-Enabled" tutorials for our customers' web based applications or proprietary software. We are currently marketing these services to companies that have active web sites. Our services are intended to help our customers educate their customers on the use of, navigation of, content of, and products on their web sites. We also use StreamMaker to convert existing content so that it can be streamed. In certain cases we may recommend authorized consultants to our customers to create original or convert existing content for them.

AGENT7 AND CUSTOM CHARACTER CREATION - Agent7(TM) version 1.2 is our intelligent agent authoring tool that streams data to enable animated characters to automatically speak and gesture based on speaker-independent voice recognition and text-to-speech synthesis. The benefits of Agent7 include:

- The ability to reuse animation gestures with different dialogs. This saves production costs and allows the modification of character gestures and dialogs in only minutes instead of days or weeks.

- The quality and impact of the animation experience exceeds the typical quality experienced at normal Internet modem speeds by streaming animation data, then assembling it on the PC.

-    No special programming skills are necessary.

- Users can program interactivity to link the characters to web pages and applications.

We currently have a library of approximately one hundred 2D and 3D animated characters covering a broad array of styles from serious to humorous. We also can create custom characters that represent a company's mascot or logo. Agent7 characters can deliver virtually any kind of information and provide interactivity to assist and instruct the average Internet user. Agent7 characters can be delivered over the Internet in a variety of ways including embedded into web pages and delivered in e-mails.

THE TOTAL SOLUTION

We believe that there is a significant market opportunity for our flexible, engaging and cost- effective education and training solutions. We believe that the combination of our off the shelf and custom products and services will attract customers who desire the convenience of one stop shopping. In addition, we believe that once customers have purchased our products and services we will have significant opportunities to sell additional products and services.

     Additional information about our company is available via its web site at www.7thStreet.com. Our principal executive offices are located at 925 Westchester Avenue, White Plains, New York 10604, telephone (914) 682-4300.

                                  RISK FACTORS

WE HAVE A LIMITED OPERATING HISTORY.

As an early-stage Internet company, we have an evolving and unpredictable business model. In addition, we face intense competition and we must effectively manage our growth and respond quickly to rapid changes in customer demands and industry standards. We may not succeed in addressing these challenges and risks.

WE HAVE A HISTORY OF LOSSES AND AN ACCUMULATED DEFICIT.

Commencing in the summer of 1997, we changed our business from that of a producer and distributor of CD ROM content to that of a supplier of animation technology principally directed at the Internet market. From inception in May 1993, we have never earned an annual profit. We introduced Agent7, our first Internet product in August 1998. In 1998, we generated relatively limited revenues from operations, and have incurred net losses each year since our inception in May 1993. Our net losses for the 1995, 1996, 1997 and 1998 fiscal years were approximately $14.6 million, $24.3 million, $22.5 million and $16.8 million, respectively. As of December 31, 1998, we had an accumulated deficit of approximately $85 million. Of the $16.8 million loss for the 1998 fiscal year, approximately $5.4 million was due to a beneficial conversion feature contained in the terms of a convertible preferred stock issuance completed in May 1998. We expect to incur significant net losses through approximately the end of 1999 and may continue to incur net losses thereafter.

WE FACE FUTURE CAPITAL NEEDS AND UNCERTAINTY IN ACQUIRING ADDITIONAL FINANCING TO MEET THOSE NEEDS.

We anticipate that currently available funds, including funds we may receive from selling additional shares of common stock to Fletcher under its subscription agreement and cash flow generated from business operations, will be sufficient to meet anticipated needs for working capital, capital expenditures, and business expansion for at least the next twelve months. We may need to raise additional funds in order to develop, acquire and/or market products, businesses, or technologies. If additional funds are raised through the issuance of equity or convertible securities, your percentage ownership in 7th Level will be reduced. Also, these securities may have rights, preferences or privileges senior to common stock. However, it is possible that additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of our business opportunities.

OUR RECENT ACQUISITION OF STREET MAY AFFECT OUR SHORT-TERM BUSINESS PROSPECTS.

The successful combination of 7th Level and 7th Street.com, including the successful integration of Agent7 and StreamMaker, will require substantial effort. The diversion of the attention of management and difficulties encountered in the transition process could have an adverse impact on our ability to realize the full benefits of the merger. The successful combination of the two companies will also require coordination of our sales and marketing efforts. In addition, the process of combining the two organizations could cause the interruption of, or loss of momentum in, our activities.

DUE TO OUR LIMITED OPERATING HISTORY AND THE UNPREDICTABILITY OF OUR INDUSTRY, WE CANNOT ACCURATELY FORECAST OUR REVENUES.

We base our current and future expense levels on our investment plans and estimates of future revenues. Our expenses are to a large extent fixed. We may not be able to adjust our spending quickly if our revenues fall short of our expectations. Further, we may make pricing, purchasing, service, marketing, acquisition or financing decisions that could adversely affect our business results.

Our quarterly operating results will fluctuate for many reasons, including:

- Our ability to retain existing customers, attract new customers and satisfy our customers' demand
-    Our ability to acquire content and manage our content relationships
- Changes in gross margins of our current and future products, services and markets
- Introduction of our new web sites, services and products or those of our competitors
- Changes in usage of the Internet and online services and consumer acceptance of the Internet and electronic commerce
-    Timing of upgrades and developments in our systems and infrastructure
-    The level of traffic on our web sites
- The effects of acquisitions and other business combinations, and related integration
-    Technical difficulties, system downtime or Internet brownouts

You should not rely on period-to-period comparisons of our financial results to forecast our future performance. Our future operating results may fall below the expectations of securities analysts or investors, which would likely cause the trading price of our common stock to decline.

WE FACE RAPID TECHNOLOGICAL CHANGE AND FREQUENT NEW PRODUCT INTRODUCTIONS.

The markets for our products and services are characterized by rapid technological change, frequent new product introductions and evolving industry standards. We believe that our future success depends upon our ability to develop and market products and services that incorporate and apply new technologies, and our ability to enhance and expand our existing product lines and services. We will need to spend significant amounts of capital to develop, market and enhance our products and services to meet and take advantage of technological changes. We may not be:

-    Able to develop or market new products or services successfully
-    Successful in commercially developing new products and services
- Able to respond effectively to technological changes, new industry standards, or new products or services offered by our competitors
-    Able to raise sufficient capital when required to implement our strategies

Our future success will depend upon, among other factors, the extent to which companies continue to adopt web based training programs, the proliferation of multimedia PCs inside corporations and the acceptance of the Internet as a viable distribution medium. If our solutions do not become widespread or we do not achieve market acceptance, or are unable to anticipate technological change or evolving industry standards and successfully introduce new products our business, results of operations, and financial condition could be adversely affected.

WE DEPEND UPON STRATEGIC ALLIANCES OR RELATIONSHIPS.

We depend upon third parties for several critical elements of our business including technology, content development and distribution activities.

Technology - Technology critical to our products and solutions including speech recognition and the speech synthesis engine are licensed from third parties. We have improved these technologies and applied them in unique ways with our other proprietary techniques. If the licensors were to terminate our license agreements, we may have to make substantial expenditures to develop or license replacement technology. This could adversely affect the performance of our business.

Content Development - Some of our licensed content is available from a limited number of resources. Currently, seventy-five percent (75%) of our tutorials are licensed from two sources, Viagrafix and NIIT. Although to date we have been able to license adequate tutorials, our inability in the future to obtain content from third parties, or to develop our own content could result in delays in product introductions or shipments. We depend on the quality and reliability of the tutorials licensed and timely delivery of these tutorials by our sources. Although we have agreements specifying the terms of the licenses, these agreements may not be enforceable. We believe that we can arrange alternate sources for some or all of these tutorials, but the inability of any of these content providers to provide these tutorials to us on a timely basis could affect the performance of our business.

Distribution Activities We currently have relationships with online services and Internet content providers including AOL, GeoCites and Linkshare. Additionally, we have relationships with authorized resellers. Under our agreement with AOL, its members will have direct access to Tutorials.com. GeoCities and Linkshare market our Affiliates Program to their customers. These distribution agreements typically are not exclusive and may be terminated upon certain conditions.

WE FACE A RISK OF SYSTEM FAILURE.

Our operations depend to a significant extent on our ability to maintain our computer and telecommunications systems. Currently, we are using one major Internet service provider. We must also protect our systems against damage from fire, natural disaster, power loss, telecommunications failure or similar events. Our business depends in significant part on our operations center in Golden, Colorado. Although we have arranged for off-site back-up for our network control, this measure does not eliminate the risk to our operations from a natural disaster or system failure. In addition, growth of our customer base may strain the capacity of our computer operations center and telecommunications systems and/or lead to degradations in performance or system failure. Any damage to or loss of our computer and telecommunications networks including our operations center could adversely affect the performance of our business.

A LARGE PORTION OF OUR REVENUES COMES FROM A SMALL NUMBER OF CUSTOMERS.

At present, a relatively small group of our customers are responsible for a significant percentage of our revenue. For example, for the year ended December 31, 1998, royalties and production fees from our largest customer accounted for 34% of net revenue. Although we believe that our current relationships with our customers are generally good, the loss of one or more of our major customers could affect the performance of our business.

THE MARKET PRICE OF OUR COMMON STOCK IS VOLATILE.

The trading price of our common stock can fluctuate significantly. For example, during the 52-week period ended March 26, 1999, the market price of our stock ranged from $1.25 to $12.625. The market price of our common stock may fluctuate in response to certain events and factors. For example, On March 5, 1999, we announced an agreement with AOL to offer training to AOL members through Tutorials.com. As a result of the announcement, on the following Monday March 8, 1999, the stock price ranged from $5.00 to $8.884 with a trading volume of 38,259,000 shares.

The Internet is an evolving commercial venue. We consider building and maintaining key marketing and technology relationships an important factor in our success. In addition these relationships are likely to impact the trading price of our common stock.

A drop in the market price of our common stock may adversely affect our business and financing opportunities. In addition, the stock market in general and the market prices for Internet-related companies in particular have experienced volatility that often has been unrelated to the operating performance of these companies.

CERTAIN EVENTS COULD RESULT IN A DILUTION OF YOUR OWNERSHIP OF OUR COMMON STOCK.

As of February 28, 1999, we had 30,547,560 shares of common stock outstanding and 5,509,490 common stock equivalents including convertible preferred stock, warrants and stock options. The exercise prices and conversion prices, as the case may be, of the common stock equivalents range from $.01 and $11.50 per share. These securities also provide for antidilution protection upon the occurrence of stock splits, redemptions, mergers and other similar transactions. If one or more of these events occurs the number of shares of our common stock that may be acquired upon conversion or exercise would increase. If converted or exercised these securities will result in a dilution to your percentage ownership of our common stock.

This prospectus relates to the sale by Fletcher of shares of our common stock which they purchased under its subscription agreement. Initially, Fletcher purchased 1,666,667 shares of common stock for $5,000,000, or $3.00 per share, and rights to purchase an additional 100,000 and 650,000 shares of common stock for $.01 and $4.50, respectively. On March 16, 1999, we granted Fletcher rights to purchase 100,000 shares of our common stock for $.01. The subscription agreement provides that at our election and as long as the market price of our common stock is greater than $3.00 per share, Fletcher is obligated to purchase up to an additional $5,000,000 of common stock at market prices when we elect to exercise our right to sell shares to Fletcher. In addition, Fletcher may receive additional shares of common stock if our common stock does not meet certain price targets or if we do not have an effective registration statement for the resale of Fletcher's shares of our common stock. Any additional issuances to Fletcher would further dilute your percentage ownership of our common stock.

Under the terms of the Agreement and Plan of Merger, dated February 16, 1999, by and among 7th Level, 7th Level Merger Corporation, Street Technologies, Inc. and the Street stockholders named therein, we have already issued 4,948,182 shares of our common stock and 21,644 shares of our Series D Preferred Stock to the Street stockholders. The Street stockholders' shares of Series D Preferred Stock will automatically convert into 7,214,666 shares of our common stock if approved by our stockholders. In addition, options to purchase 4,899 shares of Series D Preferred Stock are currently outstanding which will be exercisable for 1,633,103 shares of our common stock if approved by our stockholders. The conversion of Series D Preferred Stock would further dilute your percentage ownership of our common stock.

YEAR 2000 IMPACT

Many currently installed computer systems and software may be coded to accept only two-digit entries in the date code field and cannot distinguish 21stcentury dates from 20th century dates. As a result, many software and computer systems may need to be upgraded or replaced. We are in the process of assessing the Year 2000 issue and expect to complete the program in the second quarter of 1999. We have not incurred material costs to date in the process, and do not believe that the cost of additional actions will have a material effect on our consolidated financial position or results of operations. Our current systems and products may contain undetected errors or defects with Year 2000 date functions that may result in material costs. In addition, we utilize third-party equipment, software and content, including non-information technology systems that may not be Year 2000 compliant. We are in the process of completing our activities relative to assessing whether our internally developed software, third-party systems and non-information technology systems are adequately addressing the Year 2000 issue. Failure of third- party equipment, software or content to operate properly with regard to the Year 2000 issue could require unanticipated expenses, which could have a material adverse effect on our business. We are assessing whether our suppliers are adequately addressing their Year 2000 compliance issues. We have initiated formal communications with our significant suppliers and service providers to determine the extent to which their systems or services may be vulnerable if they fail to address and correct their own Year 2000 issues. We cannot guarantee that the systems of suppliers or other companies on which we rely will be Year 2000 compliant. We are in the process of developing a contingency plan that will address situations that may result should Year 2000 compliance for critical operations not be fully achieved in 1999.

                               RECENT DEVELOPMENTS

     PANMEDIA CORPORATION ACQUISITION

     On April 12, 1999, we signed a letter of intent to acquire all of the outstanding capital stock of Panmedia Corporation, the parent of Learn2.com, a leading online consumer learning community. We will issue 1,543,860 shares of our common stock to the Panmedia stockholders. In conjunction with our pending acquisition of Panmedia, we will appoint Jason Roberts, Panmedia's founder, President and Chief Executive Officer as a Vice President and a member of our Board of Directors.

     Learn2.com is an internet learning community that offers step-by-step instructions on a wide spectrum of skills, activities and tasks; an extensive set of discussion forums where consumers can find and share information; and hundreds of helpful tips. Approximately 200 comprehensive tutorials and 1,000 learnlets, abbreviated tutorials, are currently available online, and another 200 tutorials are in the editorial development process. Learn2.com has been named the #1 "Most Useful Site" by Yahoo!, the #1 "Continuing Education" and #1 "Business Education" site by Lycos, and named one of the "5 top Education Sites of 1998" by PC magazine.

     STREET TECHNOLOGIES, INC. ACQUISITION

     On February 19, 1999, we acquired all of the outstanding common stock and preferred stock of Street Technologies, Inc., a privately held company, and renamed it 7thStreet.com, Inc. We issued 4,954,214 shares of our common stock and 21,644 shares of our Series D Preferred Stock to the Street stockholders. The shares of our Series D Preferred Stock will automatically convert into approximately 7,214,666 shares of our common stock upon stockholder approval.

     Street was founded in 1995 with the mission of providing engaging, interactive, training and learning content delivered over computer networks including the Internet. To accomplish this mission, Street acquired StreamMaker(TM), a streaming technology, and hired its inventors. Streaming technology enables the transmission and playback of continuous "streams" of multimedia content, such as audio, video, graphics and animation without download. Street became an aggregator of multimedia tutorials and training courses on a variety of subjects. Street distributed these multimedia tutorials over the Internet and corporate intranets through Street's internally developed electronic commerce and administration systems.

     In conjunction with our acquisition of Street, we appointed Stephen P. Gott, Street's founder, Chairman of the Board, President and Chief Executive Officer, as our President and Chief Executive Officer. Mr. Gott, a former Chief Technology and Operations Officer at Lehman Brothers, was also appointed to our Board of Directors. In addition, Richard S. Merrick, our Chief Executive Officer, Curt W. Marvis our President, and Timothy J. Cahill, our Chief Operating Officer, resigned from their respective positions. Mr. Merrick, who still is a member of our Board of Directors, is currently facilitating the transition of our operations to our new headquarters in White Plains, New York. Marc E. Landy was appointed our Chief Financial Officer, which was the same position he held with Street.

     FLETCHER INTERNATIONAL LIMITED INVESTMENT

     On December 15, 1998, we sold the following securities to Fletcher for $5 million:

     -    1,666,667 shares of our common stock
     - option to purchase 650,000 shares of our common stock for $4.50 per share exercisable until December 15, 2003
     - option to purchase 100,000 shares of our common stock for $.01 per share exercisable until December 15, 2003

     We have the option of requiring Fletcher, beginning on September 10, 1999 and ending December 15, 2000, to purchase up to a maximum of 1,648,300 shares of our common stock for an aggregate price of $5 million. Our ability to require Fletcher to purchase these shares is contingent upon a minimum $3.00 market price of our common stock and the effectiveness of this Registration Statement. The number of shares of our common stock and the price per share that Fletcher would be required to pay will be determined based on the market value of our common stock at the time of Fletcher's purchase.

     Fletcher is also entitled to receive an adjustment right if our common stock does not attain an average price for 20 consecutive trading days of $4.50 beginning with date of the effectiveness of this Registration Statement until December 15, 1999. Fletcher is also entitled to an adjustment right if we merge, sell all or substantially all of our assets, or if any entity obtains more than 50% of our common stock.

     The dollar value of Fletcher's adjustment right will be equal to the amount by which $3.00 exceeds the average price of our common stock over a 60 day period multiplied by the number of shares of our common stock which Fletcher continuously owns since December 15, 1998. The number of shares that Fletcher will be entitled to receive will be determined by dividing the dollar value of Fletcher's adjustment right by the 60 day average price of our common stock ending 5 trading days before Fletcher's exercise of the adjustment right. The purchase price for Fletcher's adjustment right is $.01 per share of our common stock.

     Fletcher is also entitled to $125,000 per month, at Fletcher's option, in cash, our common stock or a combination of cash and our common stock because this Registration Statement was not effective by March 15, 1999. In addition, we granted Fletcher an option to purchase 100,000 shares of our common stock for $.01 per share on March 16, 1999. If we fail to have this registration statement declared effective by June 12, 1999, we will have to continue to pay the $125,000 per month penalty.

     In any event, the maximum number of shares of our common stock which Fletcher could acquire from us under its subscription agreement is 4,064,976.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the common stock described in this document. Fletcher will receive all of the proceeds from the sale of the common stock described in this prospectus.

                                 DIVIDEND POLICY

     We have never declared cash dividends on our common stock. We intend to retain any earnings to finance the development and growth of our business. Accordingly, we do not anticipate that we will declare any cash dividends on our common stock for the foreseeable future. Our payment of cash dividends, if any, will depend upon our general financial condition and other factors deemed relevant by our board of directors.

                               SELLING STOCKHOLDER

     On December 15, 1998, Fletcher purchased 1,666,667 shares of our common stock and rights to purchase an additional 750,000 shares of our common stock. We also granted Fletcher the right to purchase an additional 100,000 shares of our common stock on March 16, 1999. Under certain circumstances, we may require Fletcher to purchase up to an additional 1,648,300 shares of our common stock for an aggregate of $5 million. Fletcher has an adjustment right to obtain additional shares of our common stock for $.01 per share if our common stock does not reach an average market price of $4.50. Fletcher is also entitled to obtain additional shares of our common stock because this Registration Statement was not effective by March 16, 1999.

     The maximum number of shares of our common stock which Fletcher could acquire from us under its subscription agreement is 4,064,976. Fletcher has not held any position of office or had any material relationship with us during the past three years. We have been informed by Fletcher that Alphonse Fletcher, Jr. will exercise the voting and investment authority over the shares of our common stock owned by Fletcher.

     The following table provides information regarding the Fletcher's beneficial ownership of our common stock as of March 31, 1999 and as adjusted to reflect the sale of the shares of common stock offered under this prospectus. Beneficial ownership as defined in the Exchange Act includes options and other convertible securities which are exercisable within 60 days. On March 31, 1999, we had 30,905,042 shares of common stock outstanding.


                           BENEFICIAL OWNERSHIP        NUMBER OF       BENEFICIAL OWNERSHIP
                             OF COMMON STOCK           SHARES TO         OF COMMON STOCK
                            PRIOR TO OFFERING         BE SOLD IN          AFTER OFFERING
                                                       OFFERING
STOCKHOLDER                NUMBER       PERCENT                        NUMBER       PERCENT
Fletcher International    2,534,524      8.0%         2,416,667       117,857          *
Limited
*Less than 1%.


                              PLAN OF DISTRIBUTION

     We are registering the shares of our common stock covered by this prospectus.

     As used in this prospectus, Fletcher includes donees, pledgees, transferees or other successors in interest who will hold Fletcher's shares after the date of this prospectus. We are paying the costs, expenses and fees of registering the common stock, but Fletcher will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of the shares of common stock.

     Fletcher may sell our common stock at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices, which may be changed. Fletcher may sell some or all of its common stock through:

-    ordinary brokers' transactions which may include long or short sales;

- transactions involving cross or block trades or otherwise on the Nasdaq National Market;

- purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

-    market makers or into an existing market for the common stock;

- other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

-    transactions in options, swaps or other derivatives; or

- any combination of the selling options described in this prospectus, or by any other legally available means.

     Fletcher may enter into hedging transactions with broker-dealers who may engage in short sales of our common stock in the course of hedging the positions they assume. Fletcher also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. Thereafter, the shares may be resold under this prospectus.

     In its selling activities, Fletcher will be subject to applicable provisions of the Exchange Act and the Exchange Act's rules and regulations, including Regulation M, which may limit Fletcher's timing of purchases and sales of our common stock.

     Fletcher and any broker-dealers involved in the sale or resale of our common stock may qualify as "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. In addition, the broker-dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act. If Fletcher or any broker-dealer qualifies as an "underwriter," then it will be subject to the prospectus delivery requirements of Rule 153 of the Securities Act, which may include delivery through the facilities of the NASD.

     In conjunction with sales to or through brokers, dealers or agents, Fletcher may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between Fletcher, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock. We have also agreed to indemnify Fletcher and certain related persons against certain liabilities, including liabilities under the Securities Act.

     In addition to selling its common stock under this prospectus, Fletcher may:

- Transfer its common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or

- Sell its common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

     We will amend or supplement this prospectus if required under the Securities Act. We have agreed to keep the Registration Statement effective until certain events occur which are described in the subscription agreement.

     If Fletcher sells its shares of common stock in accordance with this prospectus, then the legends that restrict the transferability of its common stock will no longer be necessary. Accordingly, the new certificates will be issued to the transferee without restrictive legends.

     Under the securities law of certain states, the common stock offered by Fletcher may only be sold in those states using registered or licensed brokers or dealers.

                                  LEGAL MATTERS

     Swidler Berlin Shereff Friedman, LLP, of New York, New York, will pass upon the legality of the shares of common stock offered under this prospectus.

                                     EXPERTS

     The consolidated financial statements and financial statement schedule of 7th Level, incorporated by reference herein and in the Registration Statement, have been audited by Arthur Andersen LLP, as of December 31, 1998 and for the year ended December 31, 1998, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein and therein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The financial statements of 7thStreet.com, Inc. (formerly known as Street Technologies, Inc.), incorporated by reference herein and in the Registration Statement, have been audited by Arthur Andersen LLP, as of December 31, 1998 and for the year ended December 31, 1998, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein and therein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements and financial statement schedule of 7th Level, as of December 31, 1997 and for each of the years in the two-year period ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG LLP contains an explanatory paragraph that states that 7th Level has suffered recurring losses since inception and does not currently have sufficient resources to meet its anticipated operating requirements during 1998, which conditions raise substantial doubt about 7th Level's ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

     The financial statements of 7thStreet.com, Inc. (formerly known as Street Technologies, Inc.) as of and for the year ended December 31, 1997, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

       ADDITIONAL INFORMATION MADE AVAILABLE TO YOU

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our file number is 0-24936.

     You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

450 Fifth Street, N.W.     Northwest Atrium Center    7 World Trade Center
Room 1024                  500 West Madison Street    Suite 1300
Washington, D.C. 20549     Suite 1400                 New York, New York 10048
                           Chicago, Illinois 60661


     You may call the SEC at 1-800-732-0330 for further information about the public reference room.


     We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at HTTP://WWW.SEC.GOV. Our common stock is quoted on the Nasdaq National Market. Reports, proxy and information statements and other information concerning 7th Level may be inspected at the Nasdaq Stock Market at 1735 K Street, NW, Washington, D.C. 20006.

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until Fletcher has sold all the shares of common stock described in this prospectus.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

     1.   Our Annual Report on Form 10-K/A for the year ended December 31, 1998.

     2.   Our Current Reports on Form 8-K dated January 15, 1999 and
          February 16, 1999 and Form 8-K/A filed with the SEC on April 16, 1999.
     3. The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC under the Exchange Act.

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents to: 7th Level, Inc., 925 Westchester Avenue, White Plans, New York 10604, Attention: Chief Executive Officer, or by telephone (914) 682-4300.


                  FORWARD-LOOKING STATEMENTS IN THIS PROSPECTUS
                          MAY NOT PROVE TO BE ACCURATE

     This prospectus contains or incorporates forward-looking statements including statements regarding, among other items, our business strategy, growth strategy, and anticipated trends in our business. We may make additional written or oral forward-looking statements from time to time in filings with the SEC or otherwise. When we use the words "believe," "expect," "anticipate," "project" and similar expressions, this should alert you that this is a forward-looking statement. Forward-looking statements speak only as of the date the statement is made.

     These forward-looking statements are based largely on our expectations. They are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond our control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this prospectus or made in documents incorporated into this prospectus, describe factors that could contribute to or cause differences between our expectations and actual results.


     We have described many of these factors in "Risk Factors" and "7th Level, Inc." Because of these risks and uncertainties, the forward-looking information contained in this prospectus may not in fact occur or prove to be accurate. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this section.